Exhibit 10.2
JAZZ PHARMACEUTICALS PLC
2007 EQUITY INCENTIVE PLAN
NON-U.S. RESTRICTED STOCK UNIT AWARD GRANT NOTICE
Jazz Pharmaceuticals plc (the “Company”), pursuant to its 2007 Equity Incentive Plan (the “Plan”), hereby awards to Participant the number of restricted stock units (“RSUs”) specified and on the terms set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Non-U.S. Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and in the Non-U.S. Restricted Stock Unit Award Agreement, including any country-specific Appendix (the “Agreement”), and the Plan, both of which are attached hereto and incorporated herein in their entirety.

Participant:	______________________________________
RSU#:	______________________________________
Date of Grant:	______________________________________
Vesting Commencement Date:	______________________________________
Number of RSUs Subject to Award:	______________________________________
Consideration:	______________________________________
Participant's Services
(payment of par value of newly issued shares)
Vesting Schedule:

Issuance Schedule:	One Ordinary Share will be issuable for each RSU which vests at the time set forth in Section 4 of the Agreement.

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on that subject, with the exception of: (i) any employment or severance arrangement that would provide for vesting acceleration of the Award upon the terms and conditions set forth therein and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

JAZZ PHARMACEUTICALS PLC	PARTICIPANT

By:___________________________________________	____________________________________________
Signature	Signature

Title:__________________________________________	Date:__________________________________________

Date:__________________________________________
ATTACHMENTS: Non-U.S. Restricted Stock Unit Award Agreement, 2007 Equity Incentive Plan

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* * * * *
Based on the form of Non-U.S. Restricted Stock Unit Award Grant Notice for the 2007 Equity Incentive Plan as approved by the Compensation Committee of the Board of Directors of Jazz Pharmaceuticals plc on July 31, 2013.

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ATTACHMENT I
NON-U.S. RESTRICTED STOCK UNIT AWARD AGREEMENT
JAZZ PHARMACEUTICALS PLC
2007 EQUITY INCENTIVE PLAN
NON-U.S. RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to your Non-U.S. Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this Non-U.S. Restricted Stock Unit Award Agreement, including any country-specific Appendix (the “Agreement”), and in consideration of your services, Jazz Pharmaceuticals plc (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) under its 2007 Equity Incentive Plan (the “Plan”) for the number of restricted stock units (the “RSUs”) indicated in your Grant Notice. The Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Except as otherwise explicitly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the Plan, the terms of the Plan shall control. Capitalized terms not explicitly defined in the Grant Notice or this Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.
1.GRANT OF THE AWARD. This Award represents your right to be issued on a future date the number of Ordinary Shares that is equal to the number of RSUs indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of RSUs subject to the Award. This Award was granted in consideration of your services to the Company or one of its Affiliates. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past and future services to the Company or its Affiliates) with respect to your receipt of the Award, the vesting of the RSUs or the delivery of the Ordinary Shares to be issued in respect of the Award; provided, however, that to the extent that any Ordinary Shares issued upon settlement of your Award are newly issued Ordinary Shares, a payment must be received by the Company of an amount equal to the par value of such number of newly issued Ordinary Shares (rounded up to the nearest whole cent) in cash, by check, bank draft or money order payable to the Company.
2.    NUMBER OF RSUS AND ORDINARY SHARES.

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(a)     The number of RSUs subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.
(b)    Any additional RSUs that become subject to the Award pursuant to this Section 2 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other RSUs covered by your Award.
(c)    Notwithstanding the provisions of this Section 2, no fractional Ordinary Shares or rights for fractional Ordinary Shares shall be created pursuant to this Section 2. The Board shall, in its discretion, determine an equivalent benefit for any fractional Ordinary Shares or fractional Ordinary Shares that might be created by the adjustments referred to in this Section 2.
3.    VESTING. Subject to Section 12 and the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. Upon such termination of your Continuous Service, the RSUs credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in such RSUs or the Ordinary Shares to be issued in respect of such portion of the Award.
4.    DATE OF ISSUANCE.
(a)    To the extent your Award is exempt from application of Section 409A of the Code and any state or foreign law of similar effect (collectively “Section 409A”), the Company will deliver to you a number of Ordinary Shares equal to the number of vested RSUs subject to your Award, including any additional RSUs received pursuant to Section 2 above that relate to those vested RSUs on the applicable vesting date(s). However, if a scheduled delivery date falls on a date that is not a U.S. business day, such delivery date shall instead fall on the next following U.S. business day. Notwithstanding the foregoing, in the event that (i) you are subject to the Company’s Policy Regarding Stock Trading by Executive Officers, Directors and Other Designated Employees (or any successor policy) (the “Policy”), the Company’s Policy Against Trading on the Basis of Inside Information, or you are otherwise prohibited from selling Ordinary Shares in the open market and any Ordinary Shares covered by your Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you or a day on which you are permitted to sell Ordinary Shares pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy, or does not occur on a date when you are otherwise permitted to sell Ordinary Shares in the open market, and (ii) the Company elects not to satisfy any Tax-Related Items (defined below) by withholding Ordinary Shares from your distribution, then such Ordinary Shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first U.S. business day of the next occurring open “window period” applicable to you pursuant to the Policy

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(regardless of whether you are still providing Continuous Service at such time) or the next U.S. business day when you are not prohibited from selling Ordinary Shares in the open market, but in no event later than the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the Ordinary Shares covered by the Award vest. Delivery of the Ordinary Shares pursuant to the provisions of this Section 4(a) is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner. The form of such delivery of the Ordinary Shares (e.g., a share certificate or electronic entry evidencing such Ordinary Shares) shall be determined by the Company.
(b)    The provisions of this Section 4(b) are intended to apply to the extent you are a U.S. taxpayer and your Award is subject to Section 409A because of the terms of a severance arrangement or other agreement between you and the Company, if any, that provide for acceleration of vesting of your Award upon your termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder)) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4) or 1.409A-1(b)(9) (“Non-Exempt Severance Arrangement”). If you are not a U.S. taxpayer, this Section 4(b) shall not apply to you. To the extent your Award is subject to and not exempt from application of Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions in this Section 4(b) shall supersede anything to the contrary in Section 4(a).
(i)    If your Award vests in the ordinary course during your Continuous Service in accordance with the vesting schedule set forth in the Grant Notice, without accelerating vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the Ordinary Shares be issued in respect of your Award any later than the later of: (A) December 31st of the calendar year that includes the applicable vesting date and (B) the 60th day that follows the applicable vesting date.
(ii)    If vesting of your Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were in effect as of the Date of Grant of your Award and, therefore, are part of the terms of your Award as of the Date of Grant, then the Ordinary Shares will be earlier issued in respect of your Award upon your Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of your Separation from Service. However, if at the time the Ordinary Shares would otherwise be issued you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such Ordinary Shares

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shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six (6) month period.
(iii)    If vesting of your Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were not in effect as of the Date of Grant of the Award and, therefore, are not a part of the terms of your Award on the Date of Grant, then such acceleration of vesting of your Award shall not accelerate the issuance date of the Ordinary Shares, but the Ordinary Shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during your Continuous Service, notwithstanding the vesting acceleration of the Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).
(c)    If you are a U.S. taxpayer and your Award is subject to and not exempt from Section 409A (a “Non-Exempt Award”), then the provisions in this Section 4(c) shall apply and supersede anything to the contrary that may be set forth in the Plan, the Grant Notice or in any other section of this Agreement with respect to the permitted treatment of your Non-Exempt Award:
(i)    Any exercise by the Board of discretion to accelerate the vesting of your Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the Ordinary Shares in respect of the Non-Exempt Award unless earlier issuance of the Ordinary Shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii)    The Company explicitly reserves the right to (A) earlier settle your Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix) and (B) provide that you will receive a cash settlement equal to the Fair Market Value of the Ordinary Shares that would otherwise be issued to you, if applicable and in compliance with the requirements of Section 409A.
(iii)    To the extent the terms of your Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (a “409A Change of Control”). To the extent the terms of your Non-Exempt Award provide that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation from Service. However, if at the time the Ordinary Shares would

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otherwise be issued to you in connection with your Separation from Service, you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such Ordinary Shares shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six (6) month period.
(iv)    The provisions in this Agreement for delivery of the Ordinary Shares in respect of the Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the Ordinary Shares to you in respect of your Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
5.    DIVIDENDS. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, share dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any Ordinary Shares that are delivered to you in connection with your Award after such Ordinary Shares have been delivered to you.
6.    SECURITIES LAW COMPLIANCE. You may not be issued any Ordinary Shares in respect of your Award unless either (i) the Ordinary Shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such Ordinary Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations. The Company shall not be liable if Ordinary Shares cannot be issued to you as a consequence of the Company’s determination that the issuance of Ordinary Shares does not comply with applicable laws and regulations governing the Award.
7.    RESTRICTIVE LEGENDS. The Ordinary Shares issued in respect of your Award shall be endorsed with appropriate legends determined by the Company.
8.    TRANSFER RESTRICTIONS. Your Award is not transferable, except to your legal personal representatives in the event of your death. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the Ordinary Shares subject to the Award until the Ordinary Shares are issued to you in accordance with Section 4 of this Agreement. After the Ordinary Shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such Ordinary Shares provided that any such actions are in compliance with the provisions herein (including the country-specific Appendix hereto) and applicable securities laws.

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9.    AWARD NOT A SERVICE CONTRACT.
(a)    Nothing in this Agreement (including, but not limited to, the vesting of your Award pursuant to the schedule set forth in Section 3 herein or the issuance of the Ordinary Shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company or its Affiliates, as applicable, of the right to terminate you without regard to any future vesting opportunity that you may have.
(b)    By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the schedule set forth in Section 3 is earned only by providing Continuous Service (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”).  You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with your right or the right of the Company or its Affiliate, as applicable, to terminate your Continuous Service at any time.
10.    UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Ordinary Shares pursuant to this Agreement. You shall not have voting or any other rights as a shareholder of the Company with respect to the Ordinary Shares to be issued pursuant to this Agreement until such Ordinary Shares are issued to you pursuant to Section 4 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
11.    TAX WITHHOLDING OBLIGATIONS.

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(a)    On or before the time you receive a distribution of the Ordinary Shares subject to your Award, or at any time thereafter as requested by the Company, you hereby authorize the Company or, if different, your employer (the “Employer”) to withhold from the Ordinary Shares issuable to you an amount sufficient to satisfy any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items which arise in connection with your Award (“Tax-Related Items”), where the Fair Market Value of the Ordinary Shares is measured as of the date the Ordinary Shares are issued pursuant to Section 4. Additionally, the Company or the Employer may, in its sole discretion, satisfy all or any portion of the Tax-Related Items obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or your Employer; (ii) causing you to tender a cash payment; or (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the Ordinary Shares to be delivered in connection with your Award to satisfy the Tax-Related Items and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax-Related Items directly to the Company and/or its Affiliates. If the obligation for Tax-Related Items is satisfied by withholding from Ordinary Shares otherwise issuable to you, the number of such Ordinary Shares so withheld shall not exceed the minimum statutory withholding rates in connection with the taxes composing the Tax Related-Items. Furthermore, you acknowledge that the Company and/or your Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award grant, including, but not limited to, the grant or vesting of the RSUs, the subsequent sale of Ordinary Shares acquired pursuant to such vesting and the receipt of any dividends, and do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You further acknowledge that if you become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Company and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Unless the tax withholding obligations of the Company and/or the Employer are satisfied, the Company and/or the Employer shall have no obligation to deliver to you any Ordinary Shares.
(c)    In the event the Company’s and/or the Employer’s obligation to withhold arises prior to the delivery to you of Ordinary Shares or it is determined after the delivery of Ordinary Shares to you that the amount of the Company’s and/or the Employer’s withholding obligation was greater than the amount withheld by the Company and/or the Employer, you agree to indemnify and hold the Company harmless from any failure by the Company and/or the Employer to withhold the proper amount.

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12.    CHANGE IN CONTROL.
(a)    If your Continuous Service terminates either within twelve (12) months following or one (1) month prior to the effective date of a Change in Control due to an Involuntary Termination Without Cause, the vesting of the RSUs subject to this Award shall be accelerated in full. In order to give effect to the intent of this provision, in the event of your Involuntary Termination Without Cause, notwithstanding anything to the contrary set forth in the Plan or Section 3 of this Agreement, in no event will any portion of this Award be forfeited or terminate any earlier than one (1) month following such termination date.
(b)    For purposes of this Agreement, “Involuntary Termination Without Cause” means the involuntary termination of your Continuous Service for reasons other than death, Disability, or Cause. For this purpose, notwithstanding anything to the contrary in the Plan, “Cause” means the occurrence of any of the following events that has a material negative impact on the business or reputation of the Company or an Affiliate: (i) your conviction for any criminal offence (other than an offence under any road traffic legislation for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing, fraud or dishonesty; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company or an Affiliate; (iii) your intentional, material violation of any contract or agreement between you and the Company or an Affiliate, or of any statutory duty owed to the Company or an Affiliate; (iv) your unauthorized use or disclosure of the Company’s or an Affiliate’s confidential information or trade secrets; or (v) your gross misconduct. The determination that a termination of your Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that your Continuous Service was terminated with or without Cause for the purposes of this Agreement shall have no effect upon any determination of the rights or obligations of the Company or an Affiliate or you for any other purpose.
13.    PARACHUTE PAYMENTS.
(a)    If you are a U.S. taxpayer and any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state, foreign and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the

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Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for you.
(b)    The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such Change in Control or similar transaction, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.
(c)    The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.
14.    NATURE OF GRANT. In accepting the grant, you acknowledge, understand and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the Award grant is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)    all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Company;
(d)    you are voluntarily participating in the Plan;
(e)    the RSUs and the Ordinary Shares subject to the RSUs are not intended to replace any pension rights or compensation;

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(f)    the RSUs and the Ordinary Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)    the future value of the underlying Ordinary Shares is unknown, indeterminable and cannot be predicted with certainty;
(h)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing Continuous Service or the terms of your employment agreement, if any), and in consideration of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any Affiliate or the Employer, waive your ability, if any, to bring any such claim, and release the Company, any affiliate and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(i)    for purposes of the Award, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing Continuous Service or the terms of your employment agreement, if any) and unless otherwise expressly provided in this Agreement or determined by the Company, your right to vest in the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing Continuous Service or the terms of your employment agreement, if any); the Board or the chief executive officer of the Company or an Affiliate, as applicable, shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your RSU grant (including whether you may still be considered to be providing services while on a leave of absence);
(j)    unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Ordinary Shares; and

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(k)    you acknowledge and agree that neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any Ordinary Shares acquired upon settlement.
15.    NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Ordinary Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
16.    DATA PRIVACY. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Ordinary Shares or directorships held in the Company, details of all Awards or any other entitlement to Ordinary Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to a third party stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws with a lower level of protection than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing

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your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Continuous Service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
17.    GOVERNING LAW AND VENUE. The Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions.
For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
18.    LANGUAGE. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
19.    APPENDIX. Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
20.    NOTICES; ELECTRONIC DELIVERY. Any notices provided for in your Award or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, fourteen (14) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award you consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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21.    HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
22.    AMENDMENT. Notwithstanding anything in the Plan to the contrary, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.    MISCELLANEOUS.
(a)    All covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns, if any. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)    You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
(d)    All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
24.    GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control. In addition, your Award (and any compensation paid or Ordinary Shares issued under your Award) is subject to recoupment in accordance with the Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.
25.    SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any

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Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
26.    OTHER DOCUMENTS. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting officers and directors to sell Ordinary Shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.
27.    WAIVER. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
* * * * *
By signing the Non-U.S. Restricted Stock Unit Award Grant Notice to which this Non-U.S. Restricted Stock Unit Award Agreement is attached, you shall be deemed to have signed and agreed to the terms and conditions of this Non-U.S. Restricted Stock Unit Award Agreement.
* * * * *
Based on the form of Non-U.S. Restricted Stock Unit Award Agreement for the 2007 Equity Incentive Plan as approved by the Compensation Committee of the Board of Directors of Jazz Pharmaceuticals plc on July 31, 2013.

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APPENDIX
TO THE
NON-U.S. RESTRICTED STOCK UNIT AWARD AGREEMENT

TERMS AND CONDITIONS
This Appendix contains additional terms and conditions that govern the Award granted under the Plan to you if you reside and/or work in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.
If you are a citizen or resident of a country other than the one in which you are currently working, transfer employment after the RSUs are granted, or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.
NOTIFICATIONS
This Appendix contains information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of January 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in the RSUs or sell Ordinary Shares acquired pursuant thereto.
The information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
AUSTRIA
NOTIFICATIONS
Consumer Protection Notification. You may be entitled to revoke acceptance of the Agreement on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Agreement and the Plan:
(i) The revocation must be made within one (1) week after acceptance of the Agreement.

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(ii) The revocation must be in written form to be valid. It is sufficient if you return the Agreement to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the Agreement, provided the revocation is sent within the period discussed above.
Exchange Control Notification.  If you hold Ordinary Shares acquired under the Plan outside of Austria, you must submit a report to the Austrian National Bank. An exemption applies if the value of the Ordinary Shares as of any given quarter does not exceed €30,000,000 or if the value of the Ordinary Shares in any given year as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.
A separate reporting requirement applies when you sell Ordinary Shares acquired under the Plan or receive a dividend. In that case, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).
BELGIUM
NOTIFICATIONS
Tax Reporting. You are required to report any bank accounts opened and maintained outside of Belgium on your annual tax return.
CANADA
TERMS AND CONDITIONS
Settlement of RSUs. Notwithstanding any discretion contained in the Plan, the grant of RSUs does not provide any right for you to receive a cash payment; the RSUs are payable in Ordinary Shares only.
Involuntary Termination Terms. In the event of involuntary termination of your Continuous Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing Continuous Service or the terms of your employment agreement, if any), vesting will terminate as of the date that is the earlier of: (1) the date you receive notice of termination of employment from the Employer, or (2) the date you are no longer actively rendering services, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law, and/or common law); the Board or the chief executive officer of the Company or

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an Affiliate, as applicable, shall have the exclusive discretion to determine when you are no longer actively employed or rendering services for purposes of the RSUs.
The following provisions apply if Participant resides in Quebec:
Consent to Receive Information in English. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement Pour Recevoir Des Informations en Anglais. Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement, à la présente convention.
Data Privacy. The following provision supplements Section 16 of the Agreement:
You hereby authorize the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. You further authorize the Company, the Employer and any Affiliate to disclose and discuss such information with their advisors. You also authorize the Company, the Employer and any Affiliate to record such information and to keep such information in your employment file.
NOTIFICATIONS
Tax Reporting. You are required to report any foreign property (including unvested RSUs and Ordinary Shares) annually on Form T1135 (Foreign Income Verification Statement) if the total value of your foreign property exceeds C$100,000 at any time during the year. The form must be filed by April 30th of the following year.
FRANCE
TERMS AND CONDITIONS

Language Consent.  By accepting the grant, you confirm that you have read and understood the documents relating to the grant (the Plan and the Agreement, including this Appendix) which were provided in the English language.  You accept the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée.  En acceptant l’attribution, vous confirmez avoir lu et compris les documents relatifs à l’attribution (le Plan et le Contrat, y compris cette Annexe) qui ont été communiqués en langue anglaise.  Vous acceptez les termes de ces documents en connaissance de cause.
NOTIFICATIONS

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Exchange Control Notification. If you hold Ordinary Shares outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when filing your annual tax return.
GERMANY
NOTIFICATIONS
Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you make or receive a payment in excess of this amount, you are responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements.
IRELAND

TERMS AND CONDITIONS

Vesting. The following supplements Section 3 of the Agreement:

Notwithstanding the vesting schedule provided in the Grant Notice, if any vesting date set forth in the Grant Notice (“Vesting Date”) falls on a date when the Company determines that you are not permitted to sell Ordinary Shares in the open market for any reason, including under the Company’s Policy Regarding Stock Trading by Executive Officers, Directors and Other Designated Employees (or any successor policy) or the Company’s Policy Against Trading on the Basis of Inside Information (or any successor policy), then such Vesting Date shall instead be the later of the next U.S. business day of the next occurring open “window period” applicable to you or the next U.S. business day when the Company determines that you are not prohibited from selling Ordinary Shares in the open market (such later date, the “Actual Vesting Date”).

Notwithstanding the foregoing and Section 3 of the Agreement: (i) if your Continuous Service terminates between the Vesting Date and the Actual Vesting Date, then the vesting of the Ordinary Shares subject to the Award originally scheduled to vest on the Vesting Date will cease and not vest upon termination of your Continuous Service, unless your Continuous Service terminates for a reason other than Cause, in which case they will instead vest in full on the first U.S. business day following the termination of your Continuous Service; and (ii) if you are a non-employee member of the board of directors of the Company and you do not stand for reelection at an annual general meeting of the Company’s shareholders (an “Annual Meeting”) in the year in which your term expires or you otherwise resign effective at an Annual Meeting, and, in either case, your Continuous Service terminates at such Annual Meeting, then effective as of the date of such Annual Meeting, the unvested portion, if any, of the Award shall become vested with respect to the portion of the Award that would have vested on the anniversary of the Vesting Commencement Date in the year of such Annual Meeting.

Tax Withholding Obligations. The following replaces Section 11(a) of the Agreement:

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On or before the time you receive a distribution of the Ordinary Shares subject to your Award, or at any time thereafter as requested by the Company, you hereby authorize the Company or, if different, your employer (the “Employer”) to withhold an amount sufficient to satisfy any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items which arise in connection with your Award (“Tax-Related Items”). The Company or the Employer may, in its sole discretion, satisfy all or any portion of the Tax-Related Items obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or your Employer; (ii) causing you to tender a cash payment; or (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the Ordinary Shares to be delivered in connection with your Award to satisfy the Tax-Related Items and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax-Related Items directly to the Company and/or its Affiliates. Furthermore, you acknowledge that the Company and/or your Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award grant, including, but not limited to, the grant or vesting of the RSUs, the subsequent sale of Ordinary Shares acquired pursuant to such vesting and the receipt of any dividends, and do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You further acknowledge that if you become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Company and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Data Privacy. The following provision replaces Section 16 of the Agreement:

You acknowledge, understand and agree that, in signing or electronically accepting the Grant Notice and/or this Agreement, you consent to the Company and any Affiliate sharing and exchanging your information held in order to administer and operate the Plan (including personal details, data relating to participation, salary, taxation and employment and sensitive personal data, e.g. data relating to physical or mental health, criminal conviction or the alleged commission of offences) (the “Information”) and you further consent to the Company and any Affiliate providing the Company’s or Affiliates’ agents and/or third parties with the Information for the administration and operation of the Plan. You accept that this may involve the Information being sent to a country outside the European Economic Area which may not have the same level of data protection laws as Ireland. You acknowledge that you have the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting the local human resources representative. You further acknowledge that the collection, processing and transfer of the Information is important to Plan administration and that failure to consent to same may prohibit participation in the Plan.

NOTIFICATIONS

Director Notification Obligation. If you are a director, shadow director or secretary of the Company or an Irish Affiliate, you must notify the Company or the Irish Affiliate in writing within

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five (5) business days of receiving or disposing of an interest in the Company (e.g., RSUs, Ordinary Shares), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary, as applicable).
ITALY
TERMS AND CONDITIONS
Data Privacy Notification. The following provision replaces Section 16 of the Agreement:
You understand that the Employer, the Company and any Affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance (to the extent permitted under Italian law) or other identification number, salary, nationality, job title, Ordinary Shares or directorships held in the Company or any Affiliate, details of all Awards granted, or any other entitlement to Ordinary Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, managing and administering the Plan.
You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Jazz Pharmaceuticals plc, with registered offices at Fourth Floor, Connaught House, 1 Burlington Road, Dublin 4, Ireland, and, pursuant to Legislative Decree no. 196/2003, its Representative in France for privacy purposes is EUSA Pharma SAS, Les Jardins d'Eole, 3 allér de Séquoias, F‑69760, Limonest, France. You understand that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. You understand that Data may also be transferred to the independent registered public accounting firm engaged by the Company. You further understand that the Employer, the Company and/ any Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and any Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom you may elect to deposit any Ordinary Shares acquired under the Plan. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

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You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.
Furthermore, you are aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.
Acknowledgement. You acknowledge that you have read and specifically and expressly approve the following sections of the Agreement: Section 11 - Tax Withholding Obligations; Section 14 - Nature of Grant; Section 17 - Governing Law and Venue; Section 18 - Language; Section 20- Notices; Electronic Delivery; and Section 25 - Severability. In addition, you acknowledge that you have read and specifically and expressly approve the Data Privacy Notification above.
NOTIFICATIONS
Exchange Control Notification. You are required to report the following on your annual tax return (Form UNICO, Schedule RW) or on a special form if no tax return is required: (1) any transfers of cash or Ordinary Shares to or from Italy exceeding €10,000, (2) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (cash or Ordinary Shares) may result in income taxable in Italy, and (3) the amount of the transfers to and from abroad which have had an impact during the calendar year on your foreign investments or investments held outside of Italy, to the extent that the overall amount of the transfers exceed €10,000. Under certain circumstances, you may be exempt from the requirement under (1) above if the transfer or investment is made through an authorized broker resident in Italy.
NETHERLANDS
NOTIFICATIONS

Insider Trading Notification. You should be aware of Dutch insider trading rules that may impact the sale of Ordinary Shares acquired under the Plan. In particular, you may be prohibited from effecting certain transactions if you have insider information regarding the Company.

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By accepting the grant of the RSUs and participating in the Plan, you acknowledge having read and understood this Insider Trading Notification and further acknowledge that it is your responsibility to comply with the following Dutch insider trading rules.
Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Insider information” is defined as knowledge of details concerning the issuing company to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any Continuous Service provider in the Netherlands who has insider information as described herein.
Given the broad scope of the definition of insider information, certain Continuous Service providers working in the Netherlands (including a Participant in the Plan) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when in possession of such insider information. If you are uncertain whether the insider trading rules apply to you, you should consult with your personal legal advisor.
POLAND
NOTIFICATIONS
Exchange Control Notification. Polish residents are required to file quarterly reports to the National Bank of Poland with information on transactions and balances regarding their rights to Ordinary Shares (such as RSUs) and Ordinary Shares if the total value (calculated individually or together with other assets and liabilities possessed abroad) exceeds PLN 7 million.
Polish residents also are required to transfer funds through a bank account in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently €15,000). Polish residents are required to retain documents connected with foreign exchange transactions for a period of five years from the date the exchange transaction was made.
PORTUGAL
NOTIFICATIONS
Exchange Control Notification. If you acquire Ordinary Shares under the Plan and hold the Ordinary Shares with a U.S. broker that is not a Portuguese financial intermediary, you may need to file a report with the Portuguese Central Bank. If the Ordinary Shares are held by a Portuguese financial intermediary, it will file the report for you.
SPAIN
TERMS AND CONDITIONS
Nature of Grant. This provision supplements Section 14 of the Agreement:

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In accepting the RSUs, you consent to participate in the Plan and acknowledge having received and read a copy of the Plan.
You understand that the Company has unilaterally, gratuitously and discretionally decided to grant the RSUs under the Plan to individuals who may be employees of the Employer, the Company or any Affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Affiliate except as set forth in the Plan or Agreement. Consequently, you understand that the RSUs are granted on the assumption and condition that such RSUs and any Ordinary Shares acquired upon vesting of the RSUs shall not become a part of any employment contract (either with the Employer or the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. In addition, you understand that the RSUs would not be granted but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the RSUs shall be null and void.
Further, the vesting of the RSUs is expressly conditioned on your Continuous Service, such that if your service or employment terminates for any reason whatsoever, the RSUs will cease to vest immediately effective on the date of termination of your service or employment. This will be the case, for example, even if you (1) are considered to be unfairly dismissed without good cause; (2) are dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) terminate service or employment due to a change of work location, duties or any other employment or contractual condition; (4) terminate service or employment due to the Company’s or any Affiliate’s unilateral breach of contract; or (5) are terminated from service or employment for any other reason whatsoever. Consequently, upon your termination of service or employment for any of the above reasons, you will automatically lose any rights to the RSUs that were unvested on the date of termination.
NOTIFICATIONS
Securities Law Notification. The RSUs described in the Plan and the Agreement, including this Appendix, do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Plan and the Agreement, including this Appendix, have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.
Exchange Control Notification. The acquisition, ownership and sale of Ordinary Shares under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be made each January for Ordinary Shares owned as of December 31 of the prior year, by means of a D-6 form; however, if the amount of Ordinary Shares acquired or sold exceeds a specific threshold or if you hold 10% or more of the share capital of the Company or such other amount that would entitle you to join the Company’s board of directors, the declaration must be filed also within one month of the acquisition or sale, as applicable.

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When receiving foreign currency payments derived from the ownership of Ordinary Shares (e.g., sale proceeds) exceeding €50,000, you must inform the financial institution receiving the payment of the basis upon which such payment is made.
Foreign Asset Reporting Requirement. Effective January 1, 2013, you are required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Ordinary Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.
In addition, you may be subject to certain tax reporting requirements with respect to assets or rights that you hold outside of Spain, including bank accounts, securities and real estate if the aggregate value for particular category of assets exceeds €50,000 as of December 31 each year. Ordinary Shares acquired under the Plan or other equity programs offered by the Company constitute securities for purposes of this requirement, but unvested awards (e.g., RSUs, etc.) are not considered assets or rights for purposes of this reporting requirement. If applicable, you must report the assets on Form 720 by no later than March 31 following the end of the relevant year. After the rights and/or assets are initially reported, the reporting obligation will apply only if the value of previously-reported rights or assets increases by more than €20,000 as of each subsequent December 31. You should consult with your personal advisor to determine your obligations in this respect.
UNITED KINGDOM
TERMS AND CONDITIONS
Tax Withholding Obligations. This provision supplements Section 11 of the Agreement:

If payment or withholding of the income tax due is not made within 90 days of the event giving rise to the liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected tax will constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current Her Majesty's Revenue and Custom (“HMRC”) Official Rate, it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 11 of the Agreement. Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you will not be eligible for such a loan to cover the tax liability. In the event that you are a director or executive officer and the income tax due is not collected from or paid by you by the Due Date, the amount of any uncollected income tax will constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) will be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing your Employer for the value of any NICs due on this additional benefit.
Joint Election for Transfer of Liability for Employer National Insurance Contributions. As a condition of participation in the Plan and the vesting of the RSUs, you agree to accept any liability for secondary Class 1 NICs that may be payable by the Company, the Employer or any Affiliate in

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connection with the RSUs and any event giving rise to Tax-Related Items (the “Employer NICs”). Without prejudice to the foregoing, you agree to execute a joint election with the Company, the form of such joint election (the “Joint Election”) having been approved formally by HMRC, and any other required consent or election prior to vesting of the RSUs. You further agree to execute such other joint elections as may be required between you and any successor to the Company, the Employer or any Affiliate. You further agree that the Company, the Employer or any Affiliate may collect the Employer NICs from you by any of the means set forth in Section 11 of the Agreement.
If you do not enter into a Joint Election prior to the vesting of the RSUs, you will not be entitled to vest in the RSUs without any liability to the Company, the Employer or any Affiliate.
Settlement in Ordinary Shares. Notwithstanding anything in the Plan or the Agreement to the contrary, the Award may only be settled by the delivery of Ordinary Shares.

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JAZZ PHARMACEUTICALS PLC
2007 EQUITY INCENTIVE PLAN

ELECTION TO TRANSFER THE EMPLOYER’S SECONDARY CLASS 1
NATIONAL INSURANCE LIABILITY TO THE EMPLOYEE

This Election is between:

A.
The individual who has received this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive stock options and/or restricted stock units (together, the “Awards”) pursuant to the Jazz Pharmaceuticals plc 2007 Equity Incentive Plan (the “Plan”), and

B.
Jazz Pharmaceuticals plc, Fourth Floor, Connaught House, 1 Burlington Road, Dublin 4, Ireland (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.	Introduction

1.1	This Election relates to all Awards granted to the Employee under the Plan on or after January 18, 2012 up to the termination date of the Plan.

1.2	In this Election the following words and phrases have the following meanings:

(a)	“Chargeable Event” means, in relation to the Awards:

(i)	the acquisition of securities pursuant to the Awards (within section 477(3)(a) of ITEPA);

(ii)	the assignment (if applicable) or release of the Awards in return for consideration (within section 477(3)(b) of ITEPA);

(iii)	the receipt of a benefit in connection with the Awards, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

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(iv)	post-acquisition charges relating to the ordinary shares of the Company acquired pursuant to the Awards (within section 427 of ITEPA); and/or

(v)	post-acquisition charges relating to the ordinary shares of the Company acquired pursuant to the Awards (within section 439 of ITEPA).

(b)	“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(c)	“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3
This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4
This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5
This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.	The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by signing the award grant notice, he or she will become

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personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.	Payment of the Employer’s Liability

3.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)
by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Awards, the proceeds from which must be delivered to the Employer in sufficient time for payment to be made to Her Majesty’s Revenue & Customs (“HMRC”) by the due date; and/or

(iv)
where the proceeds of the gain are to be made through a third party, the Employee will authorize that party to withhold an amount from the payment or to sell some of the securities which the Employee is entitled to receive in respect of the Award, such amount to be paid in sufficient time to enable the Company and/or the Employer to make payment to HMRC by the due date; and/or

(v)	by any other means specified in the applicable Award agreement entered into between the Employee and the Company.

3.2
The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the Awards until full payment of the Employer’s Liability is received.

3.3
The Company or the Employer agrees to remit the Employer’s Liability to HMRC on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days if payments are made electronically).

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4.	Duration of Election

4.1
The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2	This Election will continue in effect until the earliest of the following:

(i)	the date on which the Employee and the Company agree in writing that it should cease to have effect;

(ii)	the date on which the Company serves written notice on the Employee terminating its effect;

(iii)	the date on which HMRC withdraws approval of this Election; or

(iv)
the date on which, after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, the Election ceases to have effect in accordance with its own terms.

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SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which this Election may apply:

For each company, provide the following details:

EUSA Pharma (Europe) Limited

Registered Office:	EUSA Pharma The Magdalen Centre Oxford Science Park Oxford, OX4 4GA
Company Registration Number:	4555273
Corporation Tax Reference:	452/76424 00934
Corporation Tax Address:	HM Revenue & Customs CT Operations (Large & Complex Specialist) 16 North Government Buildings Ty Glas, Llanishen Cardiff, CF14 5 FP
PAYE Reference:	120/WZ72892

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ATTACHMENT II
JAZZ PHARMACEUTICALS PLC
2007 EQUITY INCENTIVE PLAN

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